Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Yuma Energy, Inc., a Delaware corporation, to be filed on or about January 17, 2017 (the “Registration Statement”) of (a) our reserves report of Yuma Energy, Inc., a California corporation (“Yuma California”), dated February 19, 2016, which appears in the Annual Report on Form 10-K of Yuma California filed with the Securities and Exchange Commission on March 30, 2016, and (b) our reserves report of Davis Petroleum Acquisition Corp., a Delaware corporation, dated July 20, 2016, which appears in the Registration Statement (No. 333-212103) on Form S-4 of the Company filed with the Securities and Exchange Commission on August 5, 2016.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
January 17, 2017

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